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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                       INTERNATIONAL SPEEDWAY CORPORATION
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                                (Name of Issuer)

                CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
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                         (Title of Class of Securities)

                                  460335 20 1
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                                 (CUSIP Number)

                            FEBRUARY 13 AND 21, 2002
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 460335 20 1                 13G                     PAGE 2 OF 4 PAGES
                          TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        PENSKE CORPORATION
        FEIN: 23-1717338
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        DELAWARE CORPORATION
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    Number of
                           5       Sole Voting Power

     Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,677,621 (1)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,677,621 (1)
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,677,621(1)
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        SEE FOOTNOTE (1)
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 11     Percent of Class Represented by Amount in Row (9)

        6.8%
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 12     Type of Reporting Person (See Instructions)
        HC
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(1)     THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES,
        AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES.

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CUSIP NO. 460335 20 1                 13G                     PAGE 3 OF 4 PAGES
                          TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)
--------------------------------------------------------------------------------

         This Amendment No. 1 ("Amendment") amends and supplements the Schedule 13G filed on behalf of Penske Corporation with the Securities and Exchange commission on November 19, 1999 (the "Schedule 13G"), relating to the Class A Common Stock, $0.01 par value per share (the "Class A Stock"), of International Speedway Corporation, a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the
Schedule 13G. The Schedule 13G is hereby amended and supplemented as follows:

ITEM 4:   OWNERSHIP:

          a)   AMOUNT BENEFICIALLY OWNED:

               1,677,621

          b)   PERCENT OF CLASS:

               6.8%

          c)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

               (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                         -0-

               (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                         1,677,621

               (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         -0-

               (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:

                         1,677,621

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CUSIP NO. 460335 20 1                 13G                     PAGE 4 OF 4 PAGES
                          TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)
--------------------------------------------------------------------------------

                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                             PENSKE CORPORATION

                                             BY: /S/ ROGER S. PENSKE
                                                --------------------


                                             ITS: CHAIRMAN
                                                 ---------

                                             FEBRUARY 27, 2002
                                             -----------------
                                             Date